Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com
United Rentals Announces Third Quarter 2018 Results and
Raises 2018 Total Revenue and Adjusted EBITDA Guidance
STAMFORD, Conn. – October 17, 2018 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter 20181. Total revenue was $2.116 billion and rental revenue was $1.861 billion for the third quarter, compared with $1.766 billion and $1.536 billion, respectively, for the same period last year. On a GAAP basis, the company reported third quarter net income of $333 million, or $4.01 per diluted share, compared with $199 million, or $2.33 per diluted share, for the same period last year. The third quarter 2018 includes a net income benefit associated with the Tax Cuts and Jobs Act (the “Tax Act”) that was enacted in December 2017. The Tax Act reduced the U.S. federal corporate statutory tax rate from 35% to 21%, which contributed an estimated $0.73 to earnings per diluted share for the third quarter 20182.
Adjusted EPS3 for the quarter was $4.74 per diluted share, compared with $3.25 per diluted share for the same period last year. The reduction in the tax rate discussed above contributed an estimated $0.87 to adjusted EPS for the third quarter 20182. Adjusted EBITDA3 was $1.059 billion and adjusted EBITDA margin3 was 50.0%, reflecting increases of $180 million and 20 basis points, respectively, from the same period last year. Excluding the impact of the BakerCorp acquisition, adjusted EBITDA margin improved 80 basis points year-over-year to a record of 50.6%.
Third Quarter 2018 Highlights

•	Rental revenue[4] increased 21.2% year-over-year. Owned equipment rental revenue increased 20.3%, reflecting increases of 17.8% in the volume of equipment on rent and 2.1% in rental rates.

•	Pro forma[1] rental revenue increased 10.9% year-over-year, reflecting growth of 7.4% in the volume of equipment on rent and a 2.1% increase in rental rates.

•
Time utilization decreased 100 basis points year-over-year to 70.9%, primarily reflecting the impact of the Neff and BakerCorp acquisitions. On a pro forma basis, time utilization decreased 10 basis points year-over-year to 70.7%.

•
For the company’s specialty segment, Trench, Power and Fluid Solutions, rental revenue increased by 39.5% year-over-year, including a 12.7% increase on a same store basis. Rental gross margin decreased by 250 basis points to 52.3%. The decrease in rental gross margin was primarily due to the impact of the BakerCorp acquisition and an increase in lower-margin fuel revenues primarily within the Power and HVAC region[1].

_______________

1.
The company completed the acquisitions of NES Rentals Holdings II, Inc. (“NES”), Neff Corporation ("Neff") and BakerCorp International Holdings, Inc. (“BakerCorp”) in April 2017, October 2017, and July 2018, respectively. The acquisitions are included in the company's results subsequent to the acquisition dates. Pro forma results reflect the combination of United Rentals, NES, Neff and BakerCorp for all periods presented. The acquired BakerCorp locations are reflected in the Trench, Power and Fluid Solutions specialty segment. The name of the specialty segment was changed (formerly "Trench, Power and Pump") to reflect the broader product offering following the BakerCorp acquisition.

2.	The estimated contribution of the Tax Act was calculated by applying the percentage point tax rate reduction to U.S. pretax income and the pretax adjustments reflected in adjusted EPS.

3.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures that exclude the impact of the items noted in the tables below. See the tables below for amounts and reconciliations to the most comparable GAAP measures. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

4.	Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.

•
The company generated $140 million of proceeds from used equipment sales at a GAAP gross margin of 40.7% and an adjusted gross margin of 50.0%, compared with $139 million at a GAAP gross margin of 39.6% and an adjusted gross margin of 56.8% for the same period last year. The year-over-year decrease in adjusted gross margin was primarily due to the impact of selling more fully depreciated fleet acquired in the NES acquisition in the third quarter 2017[5].

BlueLine Acquisition
On September 10, 2018, the company announced that it has entered into a definitive agreement to acquire Vander Holding Corporation and its subsidiaries (“BlueLine”) for approximately $2.1 billion in cash. The company expects to fund the acquisition using a new $1 billion term loan facility and other debt issuances. BlueLine is one of the ten largest equipment rental companies in North America, serves over 50,000 customers in the construction and industrial sectors, and has 114 locations and over 1,700 employees based in 25 U.S. states, Canada and Puerto Rico. BlueLine has annual revenues of approximately $786 million. The transaction is expected to close in the fourth quarter, subject to Hart-Scott-Rodino clearance and other customary conditions.
CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, "We are pleased with the strength of our third quarter results, including the acceleration in volume growth and improved margins. Our rates were again positive for each month in a competitive market, while time utilization remained robust. We continue to make good progress integrating Baker into our specialty operations, and look forward to beginning that process with BlueLine this quarter."
Kneeland continued, "Our updated guidance reflects the combination of strong market demand and the contributions from our completed acquisitions, which, together with internal and external indicators, point to a solid fourth quarter and healthy momentum into 2019. Our strategy remains highly focused on driving profitable growth across our core businesses, integrating our recent acquisitions and leveraging our cash flows to maximize shareholder value."
Nine Months 2018 Highlights

•	Rental revenue increased 21.7% year-over-year. Owned equipment rental revenue increased 21.4%, reflecting increases of 19.6% in the volume of equipment on rent and 2.3% in rental rates.

•	Pro forma rental revenue increased 11.0% year-over-year, reflecting growth of 7.3% in the volume of equipment on rent and a 2.4% increase in rental rates.

•
Time utilization decreased 80 basis points year-over-year to 68.5%, primarily reflecting the impact of the NES, Neff and BakerCorp acquisitions. On a pro forma basis, time utilization increased 20 basis points year-over-year to 68.2%.

•
For the company’s specialty segment, Trench, Power and Fluid Solutions, rental revenue increased by 36.8% year-over-year, including a 19.1% increase on a same store basis. Rental gross margin decreased by 90 basis points to 49.5%. The decrease in rental gross margin was primarily due to the impact of the BakerCorp acquisition.

•
The company generated $478 million of proceeds from used equipment sales at a GAAP gross margin of 41.0% and an adjusted gross margin of 52.1%, compared with $378 million at a GAAP gross margin of 40.5% and an adjusted gross margin of 53.7% for the same period last year. The year-over-year increase in used equipment sales primarily reflects increased volume, driven by a significantly larger fleet size, in a strong used equipment market.[5]

_______________

5.
Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC, NES and Neff fleet that was sold. In 2018, we adopted Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers”. Used equipment sales in the third quarter of 2017 would have been reduced by $14 million under Topic 606 because such sales would have been recognized prior to the third quarter. The amount of used equipment sales recognized for the nine months ended September 30, 2017 does not differ materially from the amount that would have been recognized under Topic 606. While the adoption of Topic 606 impacted the timing of revenue recognition, it has no impact on annual revenue.

2018 Outlook
The following revised full-year guidance does not include the impact of the pending acquisition of BlueLine. For additional detail on BlueLine, please see the section above, as well as the investor presentations that are currently accessible on www.unitedrentals.com.

	Prior Outlook	Current Outlook
Total revenue	$7.64 billion to $7.84 billion	$7.77 billion to $7.87 billion
Adjusted EBITDA[6]	$3.715 billion to $3.815 billion	$3.765 billion to $3.815 billion
Net rental capital expenditures after gross purchases	$1.3 billion to $1.4 billion, after gross purchases of $1.95 billion to $2.05 billion	$1.35 billion to $1.45 billion, after gross purchases of $2.0 billion to $2.1 billion
Net cash provided by operating activities	$2.725 billion to $2.875 billion	$2.725 billion to $2.875 billion
Free cash flow[7] (excluding the impact of merger and restructuring related payments)	$1.3 billion to $1.4 billion	$1.25 billion to $1.35 billion
Free Cash Flow and Fleet Size
For the first nine months of 2018, net cash provided by operating activities was $2.123 billion, and free cash flow was $536 million after total rental and non-rental gross capital expenditures of $2.096 billion. For the first nine months of 2017, net cash provided by operating activities was $1.756 billion, and free cash flow was $582 million after total rental and non-rental gross capital expenditures of $1.572 billion. Free cash flow for the first nine months of 2018 and 2017 included aggregate merger and restructuring related payments of $32 million and $52 million, respectively.
The size of the rental fleet was $12.90 billion of OEC at September 30, 2018, compared with $11.51 billion at December 31, 2017. The age of the rental fleet was 46.6 months on an OEC-weighted basis at September 30, 2018, compared with 47.0 months at December 31, 2017.
Return on Invested Capital (ROIC)
ROIC was 10.7% for the 12 months ended September 30, 2018, compared with 8.6% for the 12 months ended September 30, 2017. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rates of 21% and 35% for 2018 and 2017, respectively, were used to calculate after-tax operating income.
The company expects ROIC to materially increase due to the reduced tax rates following the enactment of the Tax Act, but, because the trailing 12 months are used for the ROIC calculation, the full impact will not be reflected until one year after the lower tax rate became effective. If the 21% U.S. federal corporate statutory tax rate following the enactment of the Tax Act was applied to ROIC for all historic periods, the company estimates that ROIC would have been 11.0% and 10.3% for the 12 months ended September 30, 2018 and 2017, respectively.

_______________

6.	Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.

7.	Free cash flow is a non-GAAP measure. See the table below for amounts and a reconciliation to the most comparable GAAP measure.

Share Repurchase Program
In July 2018, the company commenced its previously announced $1.25 billion share repurchase program. As of September 30, 2018, the company has repurchased $210 million of common stock under the program. The company expects to pause repurchases under the program following the completion of the pending BlueLine acquisition discussed above. The company intends to complete the share repurchase program; however, it will continue to evaluate its decision to do so as it integrates BlueLine.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, October 18, 2018, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 3484139.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, the loss on repurchase/redemption of debt securities and amendment of ABL facility, and merger related intangible asset amortization. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,075 rental locations in North America and 11 in Europe. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 16,700 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,800 classes of equipment for rent with a total original cost of $12.90 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, including NES, Neff, BakerCorp and the proposed BlueLine acquisition, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) the risk that the proposed BlueLine acquisition may not be completed; (3) a slowdown in North American construction and industrial activities, which could reduce our revenues and profitability; (4) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (5) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (6) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (7) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (8) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (9) an overcapacity of fleet in the equipment rental industry; (10) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (11) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (12) our rates and time utilization being less than anticipated; (13) our inability to manage credit risk adequately or to collect on contracts with customers; (14) our inability to access the capital that our business or growth plans may require; (15) the incurrence of impairment charges; (16) trends in oil and natural gas could adversely affect demand for our services and products; (17) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (18) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (19) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (20) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (21) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (22) management turnover and inability to attract and retain key personnel; (23) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (24) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (25) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) competition from existing and new competitors; (27) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (28) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk; (29) labor difficulties and labor-based legislation affecting our labor relations and operations generally; (30) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; and (31) the effect of changes in tax law, such as the effect of the Tax Cuts and Jobs Act that was enacted on December 22, 2017. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2017, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.
# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Equipment rentals	$1,861	$1,536	$4,951	$4,069
Sales of rental equipment	140	139	478	378
Sales of new equipment	54	40	140	126
Contractor supplies sales	24	21	66	60
Service and other revenues	37	30	106	86
Total revenues	2,116	1,766	5,741	4,719
Cost of revenues:
Cost of equipment rentals, excluding depreciation	671	557	1,883	1,556
Depreciation of rental equipment	343	290	988	804
Cost of rental equipment sales	83	84	282	225
Cost of new equipment sales	46	34	121	108
Cost of contractor supplies sales	15	14	43	42
Cost of service and other revenues	20	14	58	42
Total cost of revenues	1,178	993	3,375	2,777
Gross profit	938	773	2,366	1,942
Selling, general and administrative expenses	265	237	736	648
Merger related costs	11	16	14	32
Restructuring charge	9	9	15	28
Non-rental depreciation and amortization	75	63	213	189
Operating income	578	448	1,388	1,045
Interest expense, net	118	131	339	338
Other income, net	—	(5)	(2)	(5)
Income before provision for income taxes	460	322	1,051	712
Provision for income taxes (1)	127	123	265	263
Net income (1)	$333	$199	$786	$449
Diluted earnings per share (1)	$4.01	$2.33	$9.34	$5.26

(1)
The three and nine months ended September 30, 2018 reflect a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Cuts and Jobs Act in December 2017, which contributed an estimated $0.73 and $1.68 to diluted earnings per share for the three and nine months ended September 30, 2018, respectively.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$65	$352
Accounts receivable, net	1,438	1,233
Inventory	104	75
Prepaid expenses and other assets	85	112
Total current assets	1,692	1,772
Rental equipment, net	8,910	7,824
Property and equipment, net	529	467
Goodwill	4,313	4,082
Other intangible assets, net	895	875
Other long-term assets	15	10
Total assets	$16,354	$15,030
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$896	$723
Accounts payable	688	409
Accrued expenses and other liabilities	503	536
Total current liabilities	2,087	1,668
Long-term debt	9,182	8,717
Deferred taxes	1,628	1,419
Other long-term liabilities	123	120
Total liabilities	13,020	11,924
Common stock	1	1
Additional paid-in capital	2,380	2,356
Retained earnings	3,791	3,005
Treasury stock	(2,660)	(2,105)
Accumulated other comprehensive loss	(178)	(151)
Total stockholders’ equity	3,334	3,106
Total liabilities and stockholders’ equity	$16,354	$15,030

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Cash Flows From Operating Activities:
Net income	$333	$199	$786	$449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	418	353	1,201	993
Amortization of deferred financing costs and original issue discounts	3	2	9	6
Gain on sales of rental equipment	(57)	(55)	(196)	(153)
Gain on sales of non-rental equipment	(1)	(1)	(4)	(4)
Gain on insurance proceeds from damaged equipment	(4)	(2)	(18)	(10)
Stock compensation expense, net	30	24	73	64
Merger related costs	11	16	14	32
Restructuring charge	9	9	15	28
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	31	—	43
Increase in deferred taxes	97	57	190	97
Changes in operating assets and liabilities:
Increase in accounts receivable	(160)	(156)	(131)	(172)
Increase in inventory	(4)	(4)	(23)	(9)
Decrease (increase) in prepaid expenses and other assets	6	6	31	(1)
(Decrease) increase in accounts payable	(213)	(79)	238	350
Increase (decrease) in accrued expenses and other liabilities	6	27	(62)	43
Net cash provided by operating activities	474	427	2,123	1,756
Cash Flows From Investing Activities:
Purchases of rental equipment	(736)	(572)	(1,962)	(1,485)
Purchases of non-rental equipment	(54)	(32)	(134)	(87)
Proceeds from sales of rental equipment	140	139	478	378
Proceeds from sales of non-rental equipment	5	4	13	10
Insurance proceeds from damaged equipment	4	2	18	10
Purchases of other companies, net of cash acquired	(747)	(98)	(805)	(1,063)
Purchases of investments	—	(1)	(1)	(5)
Net cash used in investing activities	(1,388)	(558)	(2,393)	(2,242)
Cash Flows From Financing Activities:
Proceeds from debt	2,732	4,759	7,062	8,702
Payments of debt	(1,658)	(4,613)	(6,464)	(8,156)
Payments of financing costs	—	(37)	(1)	(44)
Proceeds from the exercise of common stock options	—	—	2	1
Common stock repurchased (1)	(211)	(2)	(606)	(26)
Net cash provided by (used in) financing activities	863	107	(7)	477
Effect of foreign exchange rates	(1)	10	(10)	21
Net (decrease) increase in cash and cash equivalents	(52)	(14)	(287)	12
Cash and cash equivalents at beginning of period	117	338	352	312
Cash and cash equivalents at end of period	$65	$324	$65	$324
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$11	$55	$50	$114
Cash paid for interest	166	128	379	305

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)

(1)
We have an open $1.25 billion share repurchase program that commenced in July 2018. We expect to pause repurchases under the program following the completion of the pending BlueLine acquisition discussed above. We intend to complete the share repurchase program; however, we will continue to evaluate the decision to do so as we integrate BlueLine. The common stock repurchases include i) shares repurchased pursuant to our share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2018	2017	Change	2018	2017	Change
General Rentals
Reportable segment equipment rentals revenue	$1,444	$1,237	16.7%	$3,977	$3,357	18.5%
Reportable segment equipment rentals gross profit	629	525	19.8%	1,598	1,350	18.4%
Reportable segment equipment rentals gross margin	43.6%	42.4%	120 bps	40.2%	40.2%	—
Trench, Power and Fluid Solutions
Reportable segment equipment rentals revenue	$417	$299	39.5%	$974	$712	36.8%
Reportable segment equipment rentals gross profit	218	164	32.9%	482	359	34.3%
Reportable segment equipment rentals gross margin	52.3%	54.8%	(250) bps	49.5%	50.4%	(90) bps
Total United Rentals
Total equipment rentals revenue	$1,861	$1,536	21.2%	$4,951	$4,069	21.7%
Total equipment rentals gross profit	847	689	22.9%	2,080	1,709	21.7%
Total equipment rentals gross margin	45.5%	44.9%	60 bps	42.0%	42.0%	—

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Numerator:
Net income available to common stockholders (1)	$333	$199	$786	$449
Denominator:
Denominator for basic earnings per share—weighted-average common shares	82.3	84.7	83.3	84.6
Effect of dilutive securities:
Employee stock options	0.4	0.4	0.4	0.4
Restricted stock units	0.5	0.5	0.5	0.5
Denominator for diluted earnings per share—adjusted weighted-average common shares	83.2	85.6	84.2	85.5
Diluted earnings per share (1)	$4.01	$2.33	$9.34	$5.26

(1)
The three and nine months ended September 30, 2018 reflect a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Cuts and Jobs Act in December 2017, which contributed an estimated $0.73 and $1.68 to diluted earnings per share for the three and nine months ended September 30, 2018, respectively.

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Earnings per share - GAAP, as reported (1)	$4.01	$2.33	$9.34	$5.26
After-tax impact of:
Merger related costs (2)	0.09	0.12	0.12	0.23
Merger related intangible asset amortization (3)	0.42	0.27	1.18	0.83
Impact on depreciation related to acquired fleet and property and equipment (4)	0.02	0.07	0.19	0.05
Impact of the fair value mark-up of acquired fleet (5)	0.11	0.17	0.47	0.36
Restructuring charge (6)	0.09	0.07	0.13	0.21
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	0.22	—	0.31
Earnings per share - adjusted (1)	$4.74	$3.25	$11.43	$7.25
Tax rate applied to above adjustments (1)	25.4%	38.5%	25.3%	38.5%

(1)
The three and nine months ended September 30, 2018 reflect a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Cuts and Jobs Act in December 2017, which contributed an estimated $0.73 and $1.68, respectively, to earnings per share-GAAP, and $0.87 and $2.07, respectively, to earnings per share-adjusted, for the three and nine months ended September 30, 2018. The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.

(2)
Reflects transaction costs associated with the NES, Neff, BakerCorp and BlueLine acquisitions discussed above. As discussed above, the BlueLine acquisition is expected to close in the fourth quarter of 2018, subject to Hart-Scott-Rodino clearance and customary conditions. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine has annual revenues of approximately $786 million.

(3)	Reflects the amortization of the intangible assets acquired in the RSC, National Pump, NES, Neff and BakerCorp acquisitions.

(4)
Reflects the impact of extending the useful lives of equipment acquired in the RSC, NES, Neff and BakerCorp acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(5)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES and Neff acquisitions and subsequently sold.

(6)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $299 million under our restructuring programs.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The EBITDA and adjusted EBITDA margins represent EBITDA or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income	$333	$199	$786	$449
Provision for income taxes	127	123	265	263
Interest expense, net	118	131	339	338
Depreciation of rental equipment	343	290	988	804
Non-rental depreciation and amortization	75	63	213	189
EBITDA (A)	$996	$806	$2,591	$2,043
Merger related costs (1)	11	16	14	32
Restructuring charge (2)	9	9	15	28
Stock compensation expense, net (3)	30	24	73	64
Impact of the fair value mark-up of acquired fleet (4)	13	24	53	50
Adjusted EBITDA (B)	$1,059	$879	$2,746	$2,217

A) Our EBITDA margin was 47.1% and 45.6% for the three months ended September 30, 2018 and 2017, respectively, and 45.1% and 43.3% for the nine months ended September 30, 2018 and 2017, respectively.
B) Our adjusted EBITDA margin was 50.0% and 49.8% for the three months ended September 30, 2018 and 2017, respectively, and 47.8% and 47.0% for the nine months ended September 30, 2018 and 2017, respectively.

(1)
Reflects transaction costs associated with the NES, Neff, BakerCorp and BlueLine acquisitions discussed above. As discussed above, the BlueLine acquisition is expected to close in the fourth quarter of 2018, subject to Hart-Scott-Rodino clearance and customary conditions. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine has annual revenues of approximately $786 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $299 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES and Neff acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$474	$427	$2,123	$1,756
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(2)	(9)	(6)
Gain on sales of rental equipment	57	55	196	153
Gain on sales of non-rental equipment	1	1	4	4
Gain on insurance proceeds from damaged equipment	4	2	18	10
Merger related costs (1)	(11)	(16)	(14)	(32)
Restructuring charge (2)	(9)	(9)	(15)	(28)
Stock compensation expense, net (3)	(30)	(24)	(73)	(64)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	(31)	—	(43)
Changes in assets and liabilities	336	220	(68)	(126)
Cash paid for interest	166	128	379	305
Cash paid for income taxes, net	11	55	50	114
EBITDA	$996	$806	$2,591	$2,043
Add back:
Merger related costs (1)	11	16	14	32
Restructuring charge (2)	9	9	15	28
Stock compensation expense, net (3)	30	24	73	64
Impact of the fair value mark-up of acquired fleet (4)	13	24	53	50
Adjusted EBITDA	$1,059	$879	$2,746	$2,217

(1)
Reflects transaction costs associated with the NES, Neff, BakerCorp and BlueLine acquisitions discussed above. As discussed above, the BlueLine acquisition is expected to close in the fourth quarter of 2018, subject to Hart-Scott-Rodino clearance and customary conditions. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine has annual revenues of approximately $786 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $299 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES and Neff acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$474	$427	$2,123	$1,756
Purchases of rental equipment	(736)	(572)	(1,962)	(1,485)
Purchases of non-rental equipment	(54)	(32)	(134)	(87)
Proceeds from sales of rental equipment	140	139	478	378
Proceeds from sales of non-rental equipment	5	4	13	10
Insurance proceeds from damaged equipment	4	2	18	10
Free cash flow (1)	$(167)	$(32)	$536	$582

(1)
Free cash flow included aggregate merger and restructuring related payments of $16 million and $21 million for the three months ended September 30, 2018 and 2017, respectively, and $32 million and $52 million for the nine months ended September 30, 2018 and 2017, respectively.

The table below provides a reconciliation between 2018 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$2,725- $2,875
Purchases of rental equipment	$(2,000)-$(2,100)
Proceeds from sales of rental equipment	$600-$700
Purchases of non-rental equipment, net of proceeds from sales and insurance proceeds from damaged equipment	$(75)-$(125)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,250- $1,350